EXHIBIT 5
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                                 October 14, 2004




   Securities and Exchange Commission
   Judiciary Plaza
   450 Fifth Street, N.W.
   Washington, D.C.  20549

        RE:  BEACON ROOFING SUPPLY, INC. - REGISTRATION OF
             COMMON STOCK, PAR VALUE $.01 PER SHARE, ON FORM S-8
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   Ladies and Gentlemen:

        We have acted as counsel to Beacon Roofing Supply, Inc., a Delaware corporation (the "Company"), in connection with the Company's filing of a Registration Statement on Form S-8 (the "Registration Statement") covering 3,696,039 shares of the Company's common stock, par value $.01 per share (the "Common Stock"), of which 1,496,039 shares of Common Stock are issuable under the Beacon Roofing Supply, Inc. 1998 Stock Option Plan and 2,200,000 shares of Common Stock are issuable under the Beacon Roofing Supply, Inc. 2004 Stock Plan (collectively referred to as the "Plans").

        In this connection we have made such investigation and have examined such documents as we have deemed necessary in order to enable us to render the opinion contained herein.

        Based on the foregoing, it is our opinion that the shares of the Common Stock, when issued in accordance with the terms of the Plans, and pursuant to the Registration Statement, will be legally issued, fully paid and nonassessable.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                      Very truly yours,

                                      SCHIFF HARDIN LLP



                                      By: /s/ Robert J. Minkus
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                                          Robert J. Minkus